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                                                                     EXHIBIT 8.2


                      [TAX OPINION - ARNOLD & PORTER]


                                  June 25, 2002


Interstate Hotels Corporation
Foster Plaza Ten
680 Andersen Drive
Pittsburgh, PA 15220

Ladies and Gentlemen:

         You have requested our opinion, as tax counsel to Interstate Hotels Corporation ("Interstate"), as to certain federal income tax consequences of the proposed merger (the "Merger") of Interstate with and into MeriStar Hotels & Resorts, Inc. ("MeriStar") pursuant to the Agreement and Plan of Merger, dated as of May 1, 2002, between Interstate and MeriStar, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 3, 2002 (as amended, the "Plan of Merger"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan of Merger.

         In preparing our opinion, we have assumed, with your permission, that
(1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Plan of Merger and none of the terms and conditions contained therein has been or will be waived or modified in any respect; (2) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in this letter (an advance copy of which has been provided to you), (b) in the Plan of Merger, (c) in letters to us from Interstate, dated June 25, 2002, and from MeriStar, dated June 25, 2002 (the "Letters") and (d) in the Proxy Statement/Prospectus prepared in connection with the Merger, are accurate and complete and will be accurate and complete at the Effective Time; and (3) any representations made in the Letters "to the best knowledge of" or like import are accurate without such qualification.

         In our examination of documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.
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Interstate Hotels Corporation
June 25, 2002
Page 2

         Assuming that the Merger is consummated in accordance with the terms and conditions set forth in the Plan of Merger, and based on the facts set forth or referred to in this letter, in the Letters, in the Plan of Merger and in the Proxy Statement, including all assumptions and representations in any such documents, and subject to the qualifications and other matters set forth herein, it is our opinion that, for federal income tax purposes, (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) Interstate and MeriStar will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

         Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. We do not address any other federal income tax consequences of the Merger or other matters of federal law and we have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of United States federal income tax law.

         Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

         Our opinion is also based on the Code, Treasury Regulations promulgated under the Code, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. We undertake no responsibility to update or supplement our opinion.

         This opinion letter is being rendered to you in connection with the Merger and in satisfaction of the requirement set forth in Section 6.3(e) of the Plan of Merger. This opinion letter (and the opinions expressed herein) may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. We hereby consent to the filing of this opinion letter as an exhibit to the Form S-4 which includes the Proxy Statement as a prospectus filed with the Securities and Exchange Commission on June 4, 2002, and to the use of our name in the Proxy Statement under the caption "Material United States Federal Income Tax Consequences of the Merger". In giving such consent, we do not
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Interstate Hotels Corporation
June 25, 2002
Page 3

thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                     Very truly yours,

                                                     /s/ Arnold & Porter